Exhibit 10.1

STOCK SUBSCRIPTION AND PURCHASE AGREEMENT

This Stock Subscription and Purchase Agreement (the "Agreement") is made as of the 11th day of April 2007 by and among NF Energy Saving Corporation of America, a Delaware corporation (the "Company") and Li, Gang (“Purchaser”).

WITNESSETH

WHEREAS, subject to the terms and conditions set forth herein, there are available for subscription and purchase an aggregate of 1,700,000 shares of Company Common Stock (“Common Stock" or "Securities" or "Shares"), par value USD0.001.

WHEREAS, Purchaser offers to subscribe and purchase 1,700,000 Securities for the aggregate amount of USD $870,000.00 ("Funds") and Company, subject to the terms and conditions of this Agreement accepts such offer to subscribe to purchase 1,700,000 Securities in exchange for Funds.

NOW, THEREFORE, in consideration of the promises, terms, conditions and covenants herein contained, Company and Purchaser do hereby agree as follows:

AGREEMENT

1. Purchase and Sale of Shares. Subject to the terms and conditions herein, Purchaser hereby agrees to subscribe and purchase an aggregate of 1,700,000 Securities in exchange for Funds.

4.1  Delivery of the Funds.  The Funds shall be paid as follows:

a.	At the Closing, Purchaser shall deliver to the Company the Funds of USD $870,000 in form of cash or cashier check;

3.   Delivery of Common Stock Certificate.  At the Closing, the Company shall cause Common Stock certificates ("Certificates") to be issued in the name of Purchaser or his designees, representing 1,700,000 Shares.

4.	Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

4.2
Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business.  Company is in good standing under the laws of the Delaware and is current in its tax filings;

4.3	There are no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the Purchaser.

4.4	That the Shares delivered to the Purchaser will be validly issued, fully paid and non-assessable;

4.5	That all board actions issuing Shares to Purchaser are permissible and legal under Delaware law and in full compliance with Company's constituent documents.

4.6	There are no dissenting shareholders, shareholders have no dissenting rights in this transaction and no notice of dissenting shareholder rights has been received.

4.7	Shareholder approval has been secured by Company, if required, in accordance with the laws of Delaware and Company's constituent documents.

4.8	The Board of Directors of Company has approved the transaction and this Agreement, in accordance with the laws of Delaware and Company's constituent documents.

4.9
Company has taken all steps in connection with this Agreement and the issuance of the Certificates which are necessary to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as well as the rules and regulations promulgated pursuant thereto.

4.10
The Company has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

4.11
The business of the Company shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

4.12
The Company shall not assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party.

4.13
The company has, no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.  Furthermore, in executing this Agreement, Company shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to Company and shall use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

4.14
This Agreement, and the faithful performance of this Agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

4.15
The issued and outstanding shares and all Shares detailed herein, are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of  the Company.

4.16
Company is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to Purchaser, which would become, if valid, an obligation of Purchaser.

5.  Representations and Warranties of Purchaser.  Purchaser represents and warrants to the Company as follows:

5.1
Authorization.  This Agreement, when executed and delivered by Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or involving creditors' rights.

5.2
Disclosure.  Purchaser is an officer and director of the Company and is fully informed of and aware of the structure and status of the Shares in which he is acquiring. Purchaser is fully informed and aware of the status of the Shares and acknowledges that he is purchasing it in its current condition and without further warranties from the Company.

5.3
Authority to Execute and Perform Agreement.  Purchaser has the full legal right and power and all authority and approvals. If any, required to enter into, execute and deliver this Agreement and to perform fully Purchaser’s obligations hereunder.  This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation, enforceable in accordance with its terms, except as may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or involving creditors' rights.  The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any federal, state, local or other governmental or regulatory body or the approval or consent of any other person; (ii) conflict with or result in any breach or violation of any of the terms and conditions of, (or with notice or lapse of time or both, conflict with or result in any breach or violation of any of the terms and conditions of) any judgment or decree applicable to him of the Shares or any instrument, contract or other agreement to which Purchaser is a party.

6.  Miscellaneous.

6.1   Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Florida.

6.2      Survival.  The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

6.3   Successors and Assigns.  Except as otherwise expressly provided herein, and the provision hereof shall inure to the benefit of and be binding upon the successors, assigns, heirs, executors, administrators of the parties hereto and all subsequent holders of the Shares.

6.4   Entire Agreement; Amendment.  This Agreement and the other documents and agreements delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  This Agreement may only be amended in writing signed by the Seller and the holders of a majority of the outstanding Shares sold hereunder.

6.5   Notices.  Except as otherwise provided all notices and other communications require or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, addressed to their respective addresses as provided by Purchaser and Seller or to such other address as each may have furnished to the others in writing.

6.6   Expenses.  Whether or not the transactions contemplated hereby are consummated, each party shall pay its own expenses in connection with the transaction.

6.7   Waiver of Breach or Default.  Neither Purchaser nor the Company shall waive any right, power or remedy accruing hereunder unless such waiver is in writing signed by the party to be charged.  The waiver of any breach or default hereunder shall not constitute the waiver of any other breach or default.  All remedies under this Agreement or by law or otherwise afforded to Purchaser or the Company shall be cumulative and not alternative.

6.8   Legal Fees.  The prevailing party in any legal action or arbitration proceeding brought by one party against the other shall be entitled, in addition to any other rights and remedies, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorney's fees.

6.9   Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

NF ENERGY SAVING CORPORATION OF AMERICA

By:  /s/ Li, Gang, President
Li, Gang, President

By:  /s/  Wang, Li Hua
Wang, Li Hua, Chief Financial Officer & Director

Purchaser:

LI, GANG

/s/  Li, Gang
Li, Gang, Individually